Exhibit 99


                   Four Oaks Fincorp, Inc. Announces
                2003 Fourth Quarter and Annual Results

   FOUR OAKS, N.C.--(BUSINESS WIRE)--Jan. 30, 2004--Four Oaks
Fincorp, Inc., (OTC BB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced fourth quarter and annual results for fiscal year 2003. Net income in the fourth quarter of 2003 was $910,000 or $0.34 per share compared to $574,000 or $0.21 per share in the comparable period of 2002, an increase of 59%. Net income for the year ended December 31, 2003 of $2,918,000, or $1.09 per share, was relatively stable when compared to the year ago annual earnings of $2,916,000, or $1.10 per share. Return on average equity and return on average assets for 2003 were 9.02% and .90%, respectively. In 2003, the Company increased the level of dividends paid to its shareholders from the $0.32 per share that was paid in 2002 to $0.36 per share.
   While the Company's net income for 2003 was virtually unchanged from 2002, an analysis of our quarterly results indicates that improved earnings trends are developing. Improved trends are noted in net interest income, non-interest income, and operating expenses. With rates having settled down since the last 25 basis point drop last June, and our newest branches having operated for most of 2003 in their permanent locations, the turbulence has subsided and a steadier course has been charted. Improving pricing strategies, offering state-of-the-art products and services, and employing cost containment initiatives are the keys for continuing improvements in earnings trends.
   The Company's balance sheet growth continued in 2003. Total deposits grew 9% in 2003 to $274,607,000. Net loans increased 19% to $270,750,000. Shareholders' equity grew to $32,880,000, resulting in a 6% increase over 2002. Book value per share at December 31, 2003 was $12.29 compared to $11.62 at December 31, 2002. Shareholders' equity as a percentage of total assets remains high at 9.58%.
   With $343,373,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177